Exhibit 10.2

THIRD AMENDMENT TO AGREEMENT OF LEASE

THIS THIRD AMENDMENT TO AGREEMENT OF LEASE (this “Amendment”) is made this 23rd day of October, 2013, and is effective as of June 7, 2013 (the “Effective Date”), by 9965 FEDERAL DRIVE, LLC, a Colorado limited liability company (the “Landlord”) and THE SPECTRANETICS CORPORATION, a Delaware corporation (“Tenant”).

RECITALS:

WHEREAS, Landlord and Tenant entered into that Agreement of Lease dated December 29, 2006, as amended by that certain First Amendment to Agreement of Lease dated January 9, 2012 and that certain Second Amendment to Agreement of Lease dated September 30, 2012 (the “Second Amendment”) and that certain Letter Agreement dated May 2, 2013 (the “Letter Agreement”) (collectively, the “Lease”), by the terms of which Tenant leases from Landlord and Landlord leases to Tenant that certain premises containing 79,903 square feet of rentable area (the “Original Premises”) located within the office building (the “Building”) located at the property known as 9965 Federal Drive, Colorado Springs, Colorado 80921 (as defined in the Lease, the “Property”), all as more particularly described in the Lease, for a Term which expires on September 30, 2023;

WHEREAS, pursuant to Section 4 of the Second Amendment, Tenant has completed construction of Tenant’s Loading Dock containing approximately 2,835 square feet of rentable area;

WHEREAS, pursuant to that certain Agreement of Lease dated September 30, 2012 (the “9945 Lease”), Tenant leases from COPT Interquest Hybrid I, LLC, an affiliate of Landlord, certain premises located in that office building (the “9945 Building”) known as 9945 Federal Drive which is located in the vicinity of the Building (the “9945 Property”);

WHEREAS, Tenant has constructed and installed a new sidewalk located on the Property and the 9945 Property in order for Tenant’s agents, employees, invitees and contractors to traverse back and forth between each property and each building (the “New Sidewalk”);

WHEREAS, Landlord and Tenant mutually desire to amend the Lease as more particularly set forth below; and

WHEREAS, all capitalized terms used in this Amendment which are not defined herein shall have the meanings given to them in the Lease, unless the context otherwise requires.

NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

1.    Definition of “Premises”. As of the Effective Date, the Original Premises shall be increased by the 2,835 rentable square feet contained in the Expansion Space and every reference in the Lease to the “Premises” shall be construed to mean the Original Premises and the Expansion Space, containing the agreed upon equivalent of 82,738 square feet of rentable area.

2.    Definition of “Rentable Area of the Building” As of the Effective Date, the term “Rentable Area of the Building” (as defined in Section 1.1.2 of the Lease and previously amended) shall be amended to mean 82,738 rentable square feet, subject to adjustment in accordance with BOMA standards. Notwithstanding the foregoing, Landlord and Tenant hereby acknowledge and agree that for purposes of calculating Tenant’s Proportionate Share of Building Expenses, Taxes and other charges due under the Lease, (i) the Rentable Area of the Building and the Rentable Area of the Premises shall be deemed to contain 77,584 rentable square feet and (ii) Tenant’s Proportionate Share shall remain at 100%.

3.    Base Rent. As of the Effective Date and continuing thereafter throughout the remainder of the Term, Tenant shall pay as Base Rent for the entire Premises the amounts set forth below:

Period	Annual Base Rent	Monthly Installment of Annual Base Rent
6/7/13 – 2/28/14	$1,001,129.80*	$83,427.48
3/1/14 – 2/28/15	$1,040,016.66	$86,668.06
3/1/15 – 2/29/16	$1,116,963.00	$93,080.25
3/1/16 – 2/28/17	$1,119,445.14	$93,287.10
3/1/17 – 2/28/18	$1,159,159.38	$96,596.62
3/1/18 – 2/28/19	$1,198,873.62	$99,906.14
3/1/19 – 2/29/20	$1,238,587.86	$103,215.66
3/1/20 – 2/28/21	$1,278,302.10	$106,525.18
3/1/21 – 2/28/22	$1,318,016.34	$109,834.70
3/1/22 – 2/28/23	$1,357,730.58	$113,144.22
3/1/23 – 9/30/23	$1,397,444.82*	$116,453.74

*Annualized based on a full year.

4.    Allowance. Landlord and Tenant agree that as the term “Allowance” as defined in Section 3 of the Second Amendment is hereby amended to mean the sum of Five Hundred Seventy Nine Thousand Two Hundred Fifty Seven and 00/100 Dollars ($579,257.00). Landlord and Tenant hereby further agree that the Allowance may be applied to the costs incurred by Tenant in performing the construction and build-out of the Expansion Space; provided, however, in no event shall any part of the Allowance be applied to the costs incurred by Tenant to construct and install the New Sidewalk. Landlord and Tenant hereby agree that the Allowance has been disbursed and paid in full by Landlord and there is no unused portion remaining as of the date of this Amendment.

5.    New Sidewalk. Landlord and Tenant hereby acknowledge and agree that as of the date of this Amendment, Tenant, at its sole cost and expense, has completed construction and installation of the New Sidewalk. Landlord and Tenant hereby further acknowledge and agree that Landlord shall perform the operation, repair, replacement and maintenance of the New Sidewalk as part of its maintenance of the Common Areas pursuant to Section 23 of the Lease; provided, however, Tenant hereby agrees that throughout the remainder of the Term, including any Renewal Term, all costs and expenses incurred by Landlord in the operation, maintenance and repair of the New Sidewalk shall not be included within Building Expenses but rather shall be reimbursed solely by Tenant (without any contribution from Landlord or any other tenant or occupant) within thirty (30) days following receipt of written invoice, or in the alternative, set forth as a separate line item on Tenant’s Annual Statement and paid along with its payment of Building Expenses in accordance with Section 6 of the Lease. Landlord and Tenant hereby agree that the electricity associated with the heating element of the New Sidewalk has been separately metered between the Property and the 9945 Property and as a result thereof, throughout the remainder of the Term, including any Renewal Term, Tenant shall pay directly all electric charges applicable to the Property directly to the applicable utility company in accordance with Section 24 of the Lease.

6.    Insurance. In addition to the requirements set forth in Section 13.1 of the Lease, Tenant shall keep in force at its own expense, so long as the Lease remains in effect, commercial general liability insurance, including insurance against assumed or contractual liability under the Lease, with respect to the New Sidewalk, to afford protection with limits, per person and for each occurrence, of not less than Two Million Dollars ($2,000,000), combined single limit, with respect to bodily injury and death and property damage, such insurance to provide for only a reasonable deductible. Such policy shall be maintained in companies and in form reasonably acceptable to Landlord and shall be written as primary policy coverage and not contributing with, or in excess of, any coverage which Landlord shall carry. Tenant shall deposit evidence of the policy of such required insurance or certificates thereof with Landlord simultaneously with the execution of this Amendment, which policy shall name Landlord or its designee and, at the request of Landlord, its mortgagees, as additional insured and shall also contain a provision stating that such policy shall not be canceled except after thirty (30) days’ written notice to Landlord or its designees. If Tenant fails to comply with its covenants made in this Section, if such insurance would terminate or if Landlord has reason to believe such insurance is about to be terminated, Landlord may at its option cause such insurance as it in its sole judgment deems necessary to be issued, and in such event Tenant agrees to pay promptly upon Landlord’s demand, as additional rent the premiums for such insurance.

7.    Indemnification. In addition to the requirements set forth in Section 40 of the Lease, and except as arising out of the intentional, reckless or negligent act of Landlord, Tenant shall indemnify and hold harmless Landlord and all of its and their respective members, partners, directors, officers, agents and employees from any and all liability, loss, cost or expense arising from all third-party claims resulting from or in connection with any accident, injury or damage whatever occurring in, at or upon the New Sidewalk and together with all costs and expenses reasonably incurred or paid in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorney's fees and expenses.

In case any action or proceeding is brought against Landlord and/or any of its and their respective partners, directors, officers, agents or employees and such claim is a claim from which Tenant is obligated to indemnify Landlord pursuant to this Section, Tenant, upon written notice from Landlord shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Landlord). The obligations of Tenant under this Section shall survive termination of the Lease.

8.    Right of Expansion. Landlord and Tenant hereby agree that Tenant’s right to expand the Building pursuant to Section 53 of the Lease (as amended by the Second Amendment) is hereby ratified and shall remain in full force and effect.

9.    Health Clinic. Landlord hereby agrees that notwithstanding anything to the contrary contained in the Lease, Tenant may, at its sole cost and expense, may operate a health clinic in a portion of the Premises containing not more than 900 rentable square feet for the provision of medical services to its employees and their dependants (the “Health Clinic”). The final location of the Health Clinic and all plans and specifications for the construction of the Health Clinic shall be subject to Landlord’s prior approval, not to be unreasonably withheld, condition or delayed. Tenant shall obtain all necessary governmental licenses, permits and approvals to construct and operate the Health Clinic. Landlord makes no representation or warranty to Tenant that the Property is suitable for the operation of the Health Clinic. Tenant shall operate the Health Clinic in accordance with Applicable Laws including, without limitation, any Environmental Laws pertaining to the removal of any Hazardous Materials. Tenant shall cause the Health Clinic to be operated and maintained in a professional manner comparable to other first class health clinics located in the vicinity of the Property.

10.    Parking. Landlord and Tenant hereby agree that Section 52 of the Lease is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

“52.     Parking. Parking is available free and in common on the surface lot, which parking shall be sufficient to meet Tenant’s business needs but in no event more than is required by applicable zoning codes. Landlord shall not be responsible or liable for any damage to Tenant’s vehicles as a result of fire, theft, vandalism and/or collision. It is understood and agreed that Landlord’s sole obligation hereunder is to make available to Tenant said parking spaces, and it is hereby understood and agreed that Landlord shall not be responsible for “monitoring” or “policing” the parking area so as to ensure Tenant’s use thereof.”

11.    Water Line Relocation. Tenant shall prosecute completion of the Water Line Relocation in a commercially reasonable manner following the date of this Amendment and complete such work on or before October 31, 2013.

12.    Broker. Tenant represents that Tenant has not dealt with any broker in connection with this Amendment, and Tenant warrants that no broker negotiated this Amendment or is entitled to any commissions in connection with this Amendment. Tenant shall indemnify and hold Landlord harmless for any breach of the foregoing representations.

13.    Ratification of Lease. Except to the extent modified by the terms of this Amendment, all other terms, covenants and conditions of the Lease shall remain the same and continue in full force and effect and this Amendment shall, by this reference, constitute a part of the Lease.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment under their respective seals as of the day and year first-above written.

WITNESS/ATTEST:	LANDLORD:
9965 FEDERAL DRIVE, LLC
/s/ [Unreadable]	BY: /s/ Stephen E. Budorick (SEAL)
Stephen E. Budorick
Executive Vice President

WITNESS OR ATTEST:	TENANT:
THE SPECTRANETICS CORPORATION
/s/ Relene Harmon	BY: /s/ Guy Childs
Guy Childs, Chief Financial Officer

STATE OF MARYLAND, COUNTY OF HOWARD, to wit:

I HEREBY CERTIFY, that on this 23rd day of October, 2013, before me, the subscriber, a Notary Public of the State of Maryland, personally appeared Stephen E. Budorick, known to me or satisfactorily proven to be the Executive Vice President of 9965 FEDERAL DRIVE, LLC, a Colorado limited liability company, and acknowledged that he executed the foregoing instrument for the purposes therein contained by signing the name of the company by himself as such President.

WITNESS my hand and Notarial Seal.

Monique Y. Jones
Notary Public
Anne Arundel County, MD	/s/ Monique Y. Jones
My Commission Expires 11-21-2016	Notary Public

My Commission Expires: 11/21/2016

STATE OF COLORADO COUNTY OF EL PASO to wit:

I HEREBY CERTIFY, that on this 10th day of October, 2013, before me, the subscriber, a Notary Public of the State of Colorado, personally appeared Guy Childs, known to me or satisfactorily proven to be the Chief Financial Officer of THE SPECTRANETICS CORPORATION, a Delaware corporation, and acknowledged that he/she executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by him/herself as such Chief Financial Officer.

WITNESS my hand and Notarial Seal.

Betty J Wiggins
Notary Public
State of Colorado	/s/ Betty J Wiggins
Notary ID 20044022093	Notary Public

My Commission Expires: July 25, 2016

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